                                                                 EXHIBIT 10(f)

                                AGENCY AGREEMENT

         This Agency Agreement (the "Agreement") is made as of this __th day of January, 2002, by and between The Ozer Group LLC, with a principal place of business at 75 Second Avenue, Suite 400, Needham, MA 02494-2800 (the "Agent") and JACOBSON STORES, INC., a debtor and debtor in possession, with a principal place of business at 3333 Sargent Road, Jackson, MI 49201 (the "Merchant").

                                    RECITALS

         WHEREAS, Merchant is a debtor and debtor in possession under Chapter 11 of the United States Bankruptcy Code, in Chapter 11 Case No. 02-40957 (the (the "Case") in the United States Bankruptcy Court for the Eastern District of Michigan Southern Division (the "Bankruptcy Court");

         WHEREAS, Merchant desires that Agents act as Merchant's exclusive agent for the limited purpose of selling all of the Merchandise (as hereinafter defined) located or to be located in five (5) of Merchant's retail store locations as identified in Exhibit "1" attached hereto (each a "Store" and collectively, the "Stores"), by conducting a "store closing", or similar theme sales (the "Sale") at the Stores, subject to the terms and conditions set forth herein;

         WHEREAS, Agent is willing to serve as Merchant's exclusive agent to conduct the Sale in accordance with the terms and conditions of this Agreement;

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent and Merchant hereby agree as follows:

      Section 1.

         1.1 Defined Terms. The terms set forth below are defined in the Sections referenced of this Agreement:

            Defined Term                        Section Reference
            ------------                        -----------------
            Additional Goods                    Section 5.4
            Additional Recovery Amount          Section 8.9
            Adjustment Amount                   Section 3.3(a)
            Agency Accounts                     Section 3.3(d)
            Agency Documents                    Section 11.1(b)
            Agent                               Preamble
            Agent Claim                         Section 12.5

            Agent Indemnified Parties           Section 13.1
            Agent's Fee                         Section 3.1(b)
            Agent's Security Interest           Section 16.13
            Agreement                           Preamble
            Approval Order                      Section 10(b)
            Augmented Goods                     Section 8.9
            Benefits Cap                        Section 4.1(c)
            Central Service Expenses            Section  4.1
            Defective Merchandise               Section 5.2(b)
            Event of Default                    Section  14
            Estimated Guaranteed Amount         Section 3.3(a)
            Excluded Benefits                   Section  4.1
            Expenses                            Section  4.1
            Expense L/C                         Section  4.2(a)
            Final Inventory Report              Section 3.3(a)
            Final Reconciliation                Section  3.4
            FF&E                                Section  15
            FF&E Election                       Section 15
            Guaranty Percentage                 Section 3.1(a)
            Guaranteed Amount                   Section  3.1(a)
            Guaranty L/C                        Section 3.3(b)
            Gross Rings                         Section  6.3
            Indemnified Parties                 Section 13.1
            Initial Guaranty Payment            Section 3.3(a)
            Inventory Completion Date           Section 5.1
            Inventory Date                      Section 5.1
            Inventory Taking                    Section 5.1
            Inventory Taking Instructions       Section  5.1
            Inventory Taking Service            Section  5.1
            Merchandise                         Section  5.2(a)
            Merchant                            Preamble
            Occupancy Expenses                  Section  4.1
            Proceeds                            Section  7.1
            Recovery Amount                     Section 3.1(b)
            Remaining Merchandise               Section 3.2
            Retail Price                        Section  5.3
            Retained Employee                   Section  9.1
            Retention Bonus                     Section  9.4
            Sale                                Recitals
            Sale Commencement Date              Section  6.1
            Sale Guidelines                     Section  8.1
            Sale Term                           Section  6.1
            Sale Termination Date               Section  6.1
            Sales Taxes                         Section  8.3
            Sharing Threshold                   Section 3.1(b)

            Store(s)                            Recitals
            Third Party                         Section 4.1
            WARN Act                            Section  9.1

         1.2 Exhibits. The Exhibits and Schedules annexed to this Agreement, as listed below, are an integral part of this Agreement:


            Exhibit             Section Reference        Description
            -------             -----------------        -----------
            Exhibit 1           Recitals                 List of Stores
            Exhibit 3.3(b)      Section 3.1(c)           Form of Guaranty L/C
            Exhibit 4.1(a)      Section 4.1(a)           Occupancy Expense Schedule
            Exhibit 4.2(b)      Section 4.2(b)           Form of Expense L/C
            Exhibit 5.1         Section 5.1              Inventory Taking Instructions
            Exhibit 5.4         Section 5.4              Additional Goods
            Exhibit 5.5         Section 5.5              Removed Goods
            Exhibit 8.1         Section 8.1              Sale Guidelines
            Exhibit 10          Section 10(b)            Form of Approval Order Exhibit 11.1(i)
            Section 11.1(i)     Guaranty Percentage      Adjustment Schedule
            Exhibit 12.4        Section 12.4             Agent Insurance Policies

         1.3 Currency. Unless otherwise specified, all references to monetary amounts refer to United States dollars.

      Section 2. Appointment of Agent. Merchant hereby appoints Agent, and Agent hereby agrees to serve, as Merchant's exclusive agent for the limited purpose of conducting the Sale in accordance with the terms and conditions of this Agreement. Merchant's obligations hereunder are expressly subject to the issuance of the Approval Order.

      Section 3. Guaranteed Amount and Other Payments

         3.1 Payments to Merchant and Agent.

         (a) As a guaranty of Agent's performance hereunder, Agent guarantees that Merchant shall receive the sum of forty-one and two-tenths of one percent (41.2%) (the "Guaranty Percentage") of the aggregate Retail Price of the Merchandise included in the Sale (the "Guaranteed Amount").

         (b) To the extent that Proceeds exceed the sum of (x) the Guaranteed Amount, (y) Expenses of the Sale and (z) two percent (2%) of the aggregate Retail Price of the Merchandise (the "Agent's Fee") (the sum of (x), (y) and
(z), the "Sharing Threshold"), then all remaining Proceeds of the Sale above the Sharing Threshold shall be shared fifty percent (50%) to Merchant and fifty percent (50%) to Agent. All amounts, if any, to be received by Merchant from Agent in excess of the Sharing Threshold shall be referred to as the "Recovery Amount". Agent shall pay to Merchant the Guaranteed Amount and the Recovery Amount, if any, in the manner and at the times specified in Section 3.3 below. The Guaranteed Amount and the Recovery Amount will be calculated based upon the aggregate Retail Price of the Merchandise as determined by (A) the final certified report of the Inventory Taking Service after verification and reconciliation thereof by Agent and Merchant, and (B) the aggregate amount of Gross Rings (as adjusted for shrinkage per this Agreement), if applicable.

         3.2 Payments to Agent. Agent shall receive as its compensation for services rendered to Merchant, all remaining Proceeds of the Sale after payment of the Guaranteed Amount, the Recovery Amount, if any, and all Expenses. All unsold Merchandise remaining, if any, in the Stores at the Sale Termination Date ("Remaining Merchandise") shall become the property of Agent, free and clear of all liens, claims and encumbrances; provided, however, that Agent shall use its reasonable best efforts to sell all of the Merchandise during the Sale; provided, further, any proceeds received by Agent from the disposition of such Remaining Merchandise shall constitute Proceeds hereunder.

         3.3 Time of Payments and Control of Proceeds

         (a) On the first business day following issuance of the Approval Order, Agent shall pay Merchant (or its designee) eighty percent (80%) of the estimated Guaranteed Amount (the "Initial Guaranty Payment"), calculated based upon the estimated aggregate Retail Price of the Merchandise to be included in the Sale (the "Estimated Guaranteed Amount") by wire transfer to an account as shall designated by Merchant. The unpaid portion of the Guaranteed Amount, if any, or of the Estimated Guaranteed Amount shall be paid by Agent to Merchant on the earlier of (i) the date thirty (30) days after the Sale Commencement Date (in which case payment shall be of the balance of the Estimated Guaranteed Amount) and (ii) the first business day following the issuance of the final audited report of the aggregate Retail Price of the Merchandise by the Inventory Taking Service, after verification thereof by Agent and Merchant (the "Final Inventory Report"), and Agent's failure to pay such balance shall entitle Merchant to draw upon the Guaranty L/C to the extent of such balance; provided, however, that the Inventory Taking shall be reconciled within seven (7) days after its completion (and the Agent and Merchant shall use their reasonable best efforts to accomplish such reconciliation within such seven (7) day period). In the event that the Final Inventory Report is issued after payment by Agent of unpaid portion of the Estimated Guaranteed Amount in accordance with (i) hereof, the Agent or Merchant, as the case may be, shall, within two (2) business days after the Final Inventory Report has been issued, pay to the Merchant or Agent, as the case may be, the amount (the "Adjustment Amount") by which the actual Guaranteed Amount exceeds or is less than the Estimated Guaranteed Amount actually paid as set forth above. In the event there is any dispute with respect to the reconciliation of the aggregate Retail Price of the Merchandise following the Inventory Taking, then any such dispute shall be resolved in the manner and at the times set forth in Section 3.4(b) hereof.

         (b) To secure payment of the balance of any unpaid portion of the Guaranteed Amount, the Recovery Amount, and any other amounts due from Agent to Merchant hereunder, Agent shall deliver to Lenders an irrevocable and unconditional standby letter of credit, naming the Lenders as beneficiary, in the original face amount equal to the unpaid portion of the Estimated Guaranteed Amount as provided for in Section 3.3(a) below, substantially in the form of
Exhibit 3.3(b) attached hereto (the "Guaranty L/C"). The Guaranty L/C shall be delivered to Lenders no later than one (1) business day following the Sale Commencement Date, shall be issued by a bank selected by Agent and reasonably acceptable to Merchant and the Lenders, and shall contain terms, provisions and conditions mutually acceptable to Merchant, the Lenders, and Agent. The Guaranty L/C shall expire no earlier than sixty (60) days after the Sale Termination Date. Unless the parties shall have mutually agreed that they have completed the final reconciliation under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiry date, the Lenders shall receive an amendment to the Guaranty L/C solely extending (or further extending, as the case may be) the expiry date by at least sixty (60) days. If the Lenders fail to receive such amendment to the Guaranty L/C no later than thirty (30) days before the expiry date, then all amounts hereunder shall become immediately due and payable and the Lenders shall be permitted to draw under the Guaranty L/C in payment of amounts owed and the Lenders shall hold the balance of the amount drawn under the Guaranty L/C as security for amounts that may become due and payable to Merchant hereunder. In the event that Agent, after receipt of five
(5) days notice (which notice shall not be required if Agent or any member of Agent shall be a debtor under title 11, United States Code), fails to pay the Guaranteed Amount, or portion thereof, or other obligations hereunder when due, the Lenders may draw on the on the Guaranty L/C in an amount equal to the unpaid, past due, amount of the Guaranteed Amount or other obligations hereunder. Merchant, the Lenders, and Agent agree that after payment of the unpaid portion of the Guaranteed Amount (whether the Estimated Guaranteed Amount or the Guaranteed Amount calculated pursuant to the Final Inventory Report) pursuant to Section 3.3 below, the face amount of the Guaranty L/C shall be reduced in an amount(s) to be agreed upon by Merchant, the Lenders, and Agent.

         (c) If and to the extent that Agent over-funds any amounts due hereunder, then Merchant and the Lenders agree to promptly reimburse such undisputed over payment amounts to Agent.

         (d) Control of Proceeds. (i) Within ten (10) business days after the Sale Commencement Date, Agent shall establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the "Agency Accounts") and Merchant shall promptly upon Agent's request execute and deliver all necessary documents to open and maintain the Agency Accounts. Agent shall exercise sole signatory authority and control with respect to the Agency Accounts; provided however, upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all bank fee and charges, including wire transfer charges, related to the Agency

Accounts, whether received during or after the Sale Term. Upon Agent's designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts.

         (ii) During the period between the Sale Commencement Date and the date Agent establishes the Agency Accounts, all Proceeds of the Sale (including credit card proceeds), shall be collected by Agent and deposited on a daily basis into Merchant's existing accounts designated for the Stores, and are designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder (the "Designated Merchant Accounts"). Commencing on the first business day following the payment of the Initial Guaranty Payment and the posting of the Guaranty L/C and the Expense L/C, and on each business day thereafter (or as soon thereafter as is practicable), Merchant shall promptly pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited in such accounts (but not any other funds, including, without limitation, any proceeds of Merchant's inventory sold prior to the Sale Commencement Date). During this interim period, Agent shall control the Proceeds of the Sale, and Fleet Retail Finance Inc., on behalf of itself and as agent for Merchant's secured lenders (collectively, the "Lenders") shall not take any action with respect to such Proceeds deposited into the Designated Merchant Accounts, which shall inure solely for the benefit of Agent, subject only to Agent's payment obligations hereunder.

         (e) Agent shall be permitted to satisfy a portion of its payment obligations under this Section 3.3 hereunder by offsetting undisputed Proceeds held by Merchant against such payment obligations; provided however, nothing contained in this Section 3.3(e) shall be deemed to amend, modify or otherwise affect the timing of Agent's obligations to pay the Guaranteed Amount or the estimated balance of the Guaranteed Amount pursuant to Section 3.3(a).

         3.4 Final Reconciliation. (a) Within thirty (30) days after the Sale Termination Date, Agent and Merchant, in consultation with the Lenders, shall jointly prepare a final reconciliation of the Sale including, without limitation, a summary of Proceeds, taxes, Expenses, and any other accountings required hereunder (the "Final Reconciliation"). Within five (5) days of completion of the Final Reconciliation, any undisputed and unpaid Expenses shall be paid from Proceeds or, if there are insufficient Proceeds deposited by Agent with Merchant, by Agent. In the absence of an order of the Bankruptcy Court, no such disputed amount(s) shall be paid until the dispute has been resolved by agreement of the parties or as determined in the manner prescribed in Section 3.4(b) hereof. During the Sale Term, and until all of Agent's obligations under this Agreement have been satisfied, Merchant and Agent shall have reasonable access to Merchant's and Agent's records with respect to Proceeds, taxes and Expenses to review and audit such records. Merchant and Agent hereby agree to submit to the jurisdiction of the Bankruptcy Court for such determination.

         (b) In the event that there is any dispute with respect to the Final Reconciliation, such dispute shall be promptly (and in no event later than the third business day following the request by either Merchant or Agent) submitted to the Bankruptcy Court for a determination.

      Section 4. Expenses of the Sale.

         4.1 Expenses. Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale during the Sale Term, which expenses may be funded and paid from the Proceeds of the Sale, to the extent available and in accordance with Section 4.2 below. No later than two (2) business days after the Sale Commencement Date, Agent shall furnish to Merchant an Expense budget for the Sale Term, which budget shall be subject to Merchant's reasonable approval. As used herein, "Expenses" shall mean all Store operating expenses of the Sale which arise during the Sale Term at the Stores, limited to the following (unless otherwise specified herein):

         (a) Occupancy Expenses, on a per Store, per diem basis in an aggregate amount equal to the per diem amounts set forth on
                  Exhibit 4.1(a) annexed hereto;

         (b) Payroll for all Store-level Retained Employees used in conducting the Sale for the actual days worked (or in the case of hourly employees, the hours worked) in connection with the Sale;

         (c) Any amounts payable or accrued by Company for benefits for Retained Employees (including, but not limited to, FICA, unemployment taxes, workers' compensation and health care insurance benefits, pension and 401-K benefits, but excluding Excluded Benefits, for Retained Employees used in the Sale, in an amount equal to 21% of base payroll for each Retained Employee ("Benefits Cap");

         (d) Actual costs of Agent's on-site supervision, supervisor travel and supervisor bonuses;

         (e)      In-Store signs and banners which are produced for the Sale;

         (f) Promotional costs including, without limitation, advertising, and direct mail;

         (g) The costs and expenses of obtaining additional supplies as may be required by Agent to conduct the Sale;

         (h) Telephone, postage/overnight or delivery/courier charges, water, heating electricity and other utility charges;

         (i) Credit card and bank card fees (including processing fees), chargebacks and discounts, and bad check write-offs and fees;

         (j) Costs of moving, transferring or consolidating merchandise between Stores;

         (k) A pro rata share of Merchant's casualty, property, general liability and workers' compensation insurance premiums attributable to the Stores;

         (l)      Trash removal and ordinary course third party cleanings;

         (m) Store security and building alarm services, to the extent not included as an Occupancy Expense;

         (n) Fifty percent (50%) of cost of the physical inventory taking (Agent's portion) by the Inventory Taking Service and 50% of the actual payroll and related costs for the Retained Employees who work at any Store during the Inventory Taking at such Store;

         (o)      Agent's actual cost of capital and letter of credit fees;

         (p)      Armored car fees;

         (q) Central Service Expenses in an amount equal to $10,000 per Store, per week during the Sale Term;

         (r)      Retention Bonuses for Retained Employees as provided for in
                  Section 9.4 hereof; and

         (s) Subject to Merchant's prior consent, which consent shall not be unreasonably withheld, such additional expenses that Agent determines to be reasonably necessary and/or prudent for the conduct of the Sale.

         "Expenses" shall not include: (i) Central Service Expenses, except as provided for in Section 4.1(q) hereof; (ii) Excluded Benefits; (iii) any rent or other occupancy expenses other than Occupancy Expenses in accordance with
Section 4.1(a) hereof; and (i) any costs, expenses or liabilities arising during the Sale Term, other than the Expenses listed above, all of which shall be paid by Merchant promptly when due during the Sale Term.

         As used herein, the following terms have the following respective meanings:

         "Central Services Expenses" means costs and expenses for Merchant's central administrative services necessary for the Sale, including, but not limited to, MIS services, inventory processing and handling and data processing and reporting to the extent such services are normally provided by Merchant, in house.

         "Excluded Benefits" means vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, ERISA coverage and similar contributions (other then pension and 401(k) contributions), that accrued prior to or after the Sale Commencement Date, and benefits in excess of the Benefits Cap percentage limitation provided in Section 4.1(c) above.

         "Occupancy Expenses" means rent (including, base rent and any portion of percentage rent specifically allocable to the period of the Sale Term on an annualized basis), CAM (including, but not limited to, snow removal, sprinkler expense and landscaping), real estate and use taxes, HVAC, utilities, telephone charges (including base telephone, leased line charges and data circuit charges), personal property leases (including, point of sale equipment), personal property taxes, equipment repair and maintenance (including cash register maintenance), systems repair and maintenance (including POS systems, store servers, signature pads, routers), building maintenance, building insurance relating to the Stores (exclusive of any deductible, which shall be paid by Merchant) and Merchant's liability and casualty insurance (exclusive of any deductible, which shall be paid by the Merchant) and security and housekeeping costs.

         "Third party" means, with reference to any Expenses to be paid to a "third party", a party that is not affiliated with or related to Merchant.

         (a) 4.2 Payment of Expenses; Security. All Expenses incurred during each week of the Sale (i.e. Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant, or offset from Proceeds held by Merchant, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to
Section 8.7 below, based upon invoices and other documentation reasonably satisfactory to Agent. To secure Agent's obligations to pay Expenses, Agent shall deliver to Merchant an irrevocable and unconditional standby letter of credit (substantially in the form of Exhibit 4.2(b)) ("Expense L/C") in an original face amount equal to three (3) weeks' estimated Expenses), naming the Lenders as beneficiary. The Expense L/C shall be delivered to The Lenders no later than one (1) business day after the Sale Commencement Date, and shall be issued by a U.S. national bank selected by Agent and reasonably acceptable to the Merchant and the Lenders.

         (b) In the event that Agent fails to pay any Expense(s) when due, or within three (3) business days after Merchant notifies Agent that any Expense(s) is/are unpaid and past due, or in the event the Expense L/C will expire within 5 business days and certain Expenses are unpaid, the Lenders shall be entitled to draw on the Expense L/C to fund such unpaid amount. The Expense L/C shall expire not earlier than the date that is sixty (60) days after the Sale Termination Date.

      Section 5. Inventory Valuation; Merchandise.

         5.1 Inventory Taking. Commencing on the Sale Commencement Date, Merchant and Agent shall cause to be taken a SKU and retail physical inventory of the Merchandise located in the Stores (the "Inventory Taking"), which Inventory Taking shall be completed in all of the Stores no later than five (5) days after the Sale Commencement Date (the "Inventory Completion Date", and the date of the Inventory Taking at each Store being the "Inventory Date" for each such Store). Merchant and Agent shall jointly employ RGIS or another mutually acceptable independent inventory taking service (the "Inventory Taking Service") to conduct the Inventory Taking. The Inventory Taking shall be conducted in accordance with the procedures and instructions attached hereto as Exhibit 5.1 (the "Inventory Taking Instructions"). As an Expense, Agent shall be responsible for 50% of the fees and expenses of the Inventory Taking Service. The balance of such fees and expenses shall be paid by Merchant. Except as provided Section 4.1(n) and the immediately preceding sentence, Merchant and Agent shall each bear their respective costs and expenses relative to the Inventory Taking. Merchant and Agent shall each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service. Merchant agrees that during the conduct of the Inventory Taking in each of the Stores, the applicable Stores shall be closed to the public and no sales or other transactions shall be conducted. Agent shall provide Merchant with a budget concerning the cost of the Inventory Taking prior to the Sale Commencement Date.

         5.2 Merchandise Subject to this Agreement. (a) For purposes of this Agreement, including, without limitation, the calculation of the Guaranteed Amount and the Recovery Amount, if any, "Merchandise" shall mean (i) all finished goods inventory that is owned by Merchant located in the Stores on the Sale Commencement Date (including, but not limited to, (A) Defective Merchandise, (B) Merchandise subject to Gross Rings, and (ii) Additional Goods, if any. Notwithstanding the foregoing, "Merchandise" shall not include: (1) goods which belong to sublessees, licensees or concessionaires of Merchant, unless Merchant, Agent and the respective sublessess, licensees or concessionaires otherwise agree; (2) goods held by Merchant on memo, on consignment, or as bailee; (3) customer owned goods that have been places in Merchant's care for purposes of repair or storage, (4) goods and products in the salons operated by Merchant in the Stores, (5) Removed Goods, if Merchant exercises its Removed Goods Option pursuant to Section 5.5 hereof , (6) Defective Goods for which Merchant and Agent cannot agree upon the appropriate Retail Price, (7) special order merchandise ordered by customers prior to the Sale Commencement Date, and (8) furnishings, trade fixtures furniture and equipment and improvements to real property which are located in the Stores.

                                      -10

         (b) As used herein, the following terms shall have the respective meanings set forth below:

         "Defective Merchandise" means any item of Merchandise identified and agreed upon by Merchant and Agent during the Inventory Taking as defective or otherwise not saleable in the ordinary course because it is worn, scratched, broken, faded, torn, mismatched, tailored or affected by other similar defenses rendering it not first quality. Sample Merchandise and Merchandise on display shall not per se be deemed to be Defective Merchandise.

         5.3 Valuation. (a) For purposes of this Agreement, "Retail Price" shall mean with respect to each item of Merchandise, other than Defective Merchandise, the lowest price offered to the public since January 15, 2002 as determined by the lowest ticketed price, SKU price, or Merchant's PLU file for such period. With respect to Defective Merchandise, "Retail Price shall mean such price as Merchant and Agent shall mutually agree. The Retail Price of any item of Merchandise shall be determined as provided for by this Agreement and in accordance with the Inventory Taking Instructions set forth in Exhibit 5.1.

         (b) In the event of a conflict between this Agreement and the Inventory Taking Instructions, the terms of this Agreement shall control. The Retail Price of any item of Merchandise shall exclude all Sales Taxes, and Merchant represents that the ticketed prices of items of Merchandise at the Stores do not and shall not include any Sales Taxes. If an item of Merchandise has more than one ticketed price, or if multiple items of the same SKU are marked at different prices, the lowest ticketed price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, unless it is reasonably determined by Merchant and Agent that the lowest ticketed price was mismarked, in which case the higher ticketed price shall control; provided however, in determining the lowest ticketed, SKU price with respect to any item of Merchandise at the Stores, the ticketed price, or SKU price to be used shall be based upon the lowest ticketed or SKU price for such item at the Stores in the geographic Midwest Region or Florida Region, as the case may be, in which the Store containing such items of Merchandise is located (the "Region(s)"). No adjustment to Retail Price shall be made with respect to different SKU or PLU prices for items located in different Regions.

         5.4 Additional Goods From the date hereof through 5:00 p.m. (EST) on the date that is fourteen (14) days after the Sale Commencement Date, (the "Additional Goods Option Deadline"), Merchant shall have the absolute right, in its discretion, to elect to include additional goods, in categories and amounts not to exceed the categories and amounts set forth on Exhibit 5.4 annexed hereto (the "Additional Goods"), in the Sale (the "("Additional Goods Option"). Merchant shall exercise the Additional Goods Option by delivering written notice to Agent on or before the Additional Goods Option Deadline notifying Agent of Merchant's intent to exercise the Additional Goods Option and identifying, by category and aggregate Retail Price, the Additional Goods that are the subject of such exercise (the "Additional Goods Election Notice"). In the event that Merchant exercises such option prior to Additional Goods Option Deadline, the Additional Goods shall constitute Merchandise to be included in the Sale and the

Guaranteed Amount shall be adjusted accordingly, as part of the weekly sale reconciliation pursuant to Section 8.7 hereof, during the week following the receipt of such Additional Goods at the Stores, provided however, in the event that any of the Additional Goods are received at the Stores on a date that is more than twenty-one (21) days after the Sale Commencement Date (the "Late Arriving Additional Goods"), then for purposes of determining the portion of the Guaranteed Amount attributable to such Late Arriving Additional Goods, the "Retail Price" of such Late Arriving Additional Goods shall be multiplied by the inverse of the prevailing discount in place on the date that such Late Arriving Additional Goods are received in the Stores. Within two business days of Agent's receipt of the Additional Goods Election Notice, Agent shall designate in writing and with specificity, what Stores the Additional Goods are to be delivered; provided however, such designation shall be limited to directing the Additional Goods be delivered to Stores within the same region as such Additional Goods are presently located. Merchant shall be responsible for all costs and expenses associated with transferring such Additional Goods to the Stores, as designated by Agent. If Agent fails to timely designate where the Additional Goods are to be delivered in accordance with this Section 5.4, Merchant shall deliver such Additional Goods to the Stores where Merchant, in the exercise of its business judgment, determines is appropriate. Other than the costs and expenses associated with the transfer of such Additional Goods to the Stores (which shall be borne by Merchant), Agent shall pay all Expenses incurred during the Sale Term in connection with the Sale of the Additional Goods.

         5.5 Option to Remove Goods. From the date hereof through 5:00 p.m. on the date that is thirty (30) days after the Sale Commencement Date, except with respect to department 007 cosmetics (the "Cosmetics"), in which case, from the date hereof through the Sale Commencement Date (the "Removed Goods Option Deadline"), Merchant shall have the absolute right, in its discretion, to elect to remove items of Merchandise, in categories and amounts not to exceed the categories and amounts set forth on Exhibit 5.5 annexed hereto (the "Removed Goods", from the Sale (the "Removed Goods Option"). Merchant shall exercise the Removed Goods Option by delivering written notice to Agent on or before the Removed Goods Option Deadline notifying Agent of Merchant's intent to exercise the Removed Goods Option and identifying, by category and aggregate Retail Price, the Removed Goods that are the subject of such exercise (the "Removed Goods Election Notice"). The Removed Goods Election Notice shall state whether Merchant will remove the Removed Goods from the Stores or whether Merchant has elected to have such Removed Goods treated as Merchant Consignment Goods pursuant to Section 5.6 hereof. In the event that Merchant elects to remove the Removed Goods from the Stores, then, as soon as practicable after delivery of the Removed Goods Election Notice, Merchant shall remove such Removed Goods from the Stores, at Merchant's sole cost and expense. As and to the extent Merchant delivers the Removed Goods Election Notice after the Sale Commencement Date, Merchant and Agent shall jointly prepare a reconciliation of the remaining items constituting Removed Goods located in the Stores that are the subject of the Removed Goods Election Notice so as to calculate the appropriate adjustment to the Guaranteed Amount required to account for removal thereof from the Sale.

         5.6 Excluded Goods. Merchant shall retain all rights and responsibility for any goods not included as "Merchandise" hereunder. At Merchant's election, to be exercised on or before the later of the Sale Commencement Date or the expiration of the Removed Goods Option Deadline, Agent shall accept goods, including Removed Goods (if Merchant so elects ), not included as "Merchandise" hereunder for sale as "Merchant Consignment Goods" at prices established by the Agent. The Agent shall retain thirty percent (30%) of the sale price for all sales of Merchant Consignment Goods, and Merchant shall receive seventy percent (70%) of the receipts in respect of such sales; provided however, Merchant shall have the exclusive right to determine the sale prices for any Removed Goods that Merchant has elected be treated as Merchant Consignment Goods; provided further however, to the extent that Merchant elects to designate, all or a portion of Cosmetics that constitute Removed Goods as Merchant Consignment Goods (the "Cosmetics Consignment Goods"), then (a) such Cosmetic Consignment Goods shall be sold by Agent at a discount of no greater than ten percent (10%) off the original ticketed price of such Cosmetics Consignment Goods, and (b) unless otherwise agreed by Merchant in writing, all unsold Cosmetics Consignment Goods shall be removed from the Sale on the date that is thirty (30) days after the Sale Commencement Date. Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.6 below. If Merchant does not elect to have Agent sell Defective Merchandise or other merchandise not included as Merchandise, then all such items will be removed by Merchant from the Stores at its expense as soon as practicable after the Sale Commencement Date. Except as expressly provided in this Section 5.6, Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.

         5.7 Merchant's Right To Operate Salons and Alteration Departments. During the Sale Term, Merchant shall have the right, in its sole discretion, to continue to operate the salons and alteration departments currently being operated by Merchant at the Stores; provided, however, Merchant shall provide Agent with five (5) days written notice of its intention to cease operating a salon or alteration department in each of the Stores. All proceeds generated from the operation of the salons and the alterations departments shall be for the sole benefit of Merchant, and all costs and expenses incurred in connection with Merchant's operation of the salons and alteration departments shall be the obligation of Merchant.

      Section 6. Sale Term.

         6.1 Term. Subject to the prior issuance of the Approval Order, the Sale shall commence at the Stores on the first day after entry of the Approval Order (the "Sale Commencement Date"). Subject to any restrictions that may exist by virtue of applicable law or regulation (except as may otherwise be provided in the Approval Order), the Agent shall complete the Sale at each Store, and shall vacate each Store's premises in favor of Merchant or its representative or assignee on or before April 28, 2002 (the "Sale Termination Date"). The period from the Sale Commencement Date to the Sale Termination Date shall be referred to herein as the "Sale Term." Subject to applicable law or regulation (except as may otherwise be provided in the Approval Order), the Sale Termination Date may be (a) extended by mutual written agreement of Agent and Merchant; or (b) accelerated by Agent, in which case Agent shall provide Merchant with not less than seven (7) days advance written notice of any such planned accelerated Sale Termination Date.

         6.2 Vacating the Stores. Subject to the terms of Section 6.1 hereof, Agent shall provide Merchant with not less than seven (7) days' advance written notice of its intention to vacate any Store (as to each Store, the "Vacate Date"). On the Vacate Date, Agent shall vacate in favor of Merchant or its representatives or assignee, remove all Remaining Merchandise and leave the Stores in "broom clean" condition (ordinary wear and tear excepted). Agent's obligation to pay all Expenses, including Occupancy Expenses, for each Store shall continue until the later of (a) the applicable Vacate Date for such Store or (b) the fifteenth (15) day of the calendar month in which the Vacate Date for such Store occurs to the extent that the Court does not approve under the Approval Order Merchant's request to limit the Merchant's obligations to pay rent under such Store leases on a per diem basis through the effective rejection date only, then with respect to the leased Store locations; provided however, to the extent applicable, during the period between the Vacate Date and the fifteenth (15th) day of the calendar month during which the Vacate Date occurs, Agent's obligation to pay Expenses shall be limited to payment of Occupancy Expenses. All assets of Merchant used by Agent in the conduct of the Sale (e.g. FF&E, supplies, etc.) shall be returned by Agent to Merchant or left at the Stores' premises at the end of the Sale Term to the extent the same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of Agent. Where reference is made in this Section 6 to vacating the Stores, such shall mean vacating the Stores in favor of Merchant, its representatives or assignee and shall not mean vacating possession or disclaimer of lease in favor of the landlord or owner of the Store premises.

         6.3 Gross Rings. In the event that the Sale commences prior to the completion of the Inventory Taking at any Store, then for the period from the Sale Commencement Date until the Inventory Date for such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes ("Gross Rings"), and (ii) cash reports of sales within such Stores. Register receipts shall show for each item sold the Retail Price for such item and the markdown or discount, if any, specifically granted by Agent in connection with such Sale. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice. Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis, to account for shrinkage, on the basis of 102% of sales of Merchandise (without taking into account any point of sale discounts or point of sale markdowns) during the Gross Rings period.

      Section 7. Sale Proceeds.

         7.1 Proceeds. For purposes of this Agreement, "Proceeds" shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes; and (b) all proceeds of Merchant's insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term; provided however, to the extent that such insurance proceeds exceeds the sum of the portion of the Guaranteed Amount, Expenses incurred to date and directly attributable to the Sale of such lost or damaged Merchandise, and Agent's Fee attributable or that would have been attributable to such lost or damaged Merchandise (the "Insurance Proceeds Threshold'), then the excess insurance proceeds above the Insurance Proceeds Threshold shall be shared equally between Merchant and Agent. Proceeds shall also include any and all proceeds received by Agent from the disposition, in a commercially reasonable manner, of Remaining Merchandise at the end of the Sale whether through salvage, bulk sale or otherwise.

         7.2 Credit Card Proceeds. To the extent available Agent shall use Merchant's credit card facilities (including Merchant's credit card terminals and processor(s), credit card processor coding, merchant identification number(s) and existing bank accounts) for credit card sales; provided however Agent shall not accept Merchant's proprietary credit card. Merchant shall process credit card transactions, applying customary practices and procedures. Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant's credit card terminals each day during the Sale Term and to effect settlement with Merchant's credit card transactions under Merchant's merchant identification number(s). At Agent's request, Merchant shall cooperate with Agent to establish merchant identification numbers under Agent's name to enable Agent to process all credit card sales for Agent's account. Merchant shall deposit the net settlement received from any credit card sales receipts into Merchant's customary accounts. Merchant shall prepare a weekly reconciliation of the amounts deposited to the designated account in respect of the sales of Merchandise by credit plus Sales Taxes less credit card and bank card fees, chargebacks and service charge adjustments, returns allowances and customer credits. Merchant shall not be responsible for paying and Agent shall pay as an Expense hereunder, all credit card fees charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

         7.3 Petty Cash. In addition to the Guaranteed Amount, Agent shall reimburse Merchant on and as of the start of business on the Sale Commencement Date for all cash in the Stores.

      Section 8. Conduct of the Sale.

         8.1 Rights of Agent. Subject to applicable federal, state, local and provincial law and the terms of the applicable Store leases, mortgages, or other occupancy agreements, and subject to Agent's satisfaction of any applicable licensing or registration requirements, except as may otherwise be provided in the Approval Order, Agent shall be permitted to conduct the Sale as a "store closing," or similar theme sale in the Stores throughout the Sale Term in a manner consistent with the Sale guidelines annexed hereto as Exhibit 8.1 (the "Sale Guidelines"). In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole discretion, shall have the right:

         (a) to establish Sale prices and Stores hours which are consistent with the terms of applicable leases, mortgages or other occupancy agreements, and local laws or regulations, including, without limitation, Sunday closing laws;

         (b) to use without charge during the Sale Term all FF&E, bank accounts (subject to Section 3.3(d) (other than Agent's obligation to pay bank fees pursuant to Section 4.1 hereof), Store-level customer lists and mailing lists, computer hardware and software, existing supplies located at the Stores, intangible assets (including Merchant's name, logo and tax identification numbers), Stores keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses. Agent shall exercise due care and return to the Merchant immediately at the end of the Sale all materials and supplies except materials or supplies expended;

         (c) to use Merchant's central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale to the extent that such services are normally provided by Merchant in house, at no cost to Agent, subject tot Agent's payment of Central Service Expenses in accordance with Section 4.1(q) hereof; provided, however, that in the event Agent expressly requests Merchant to provide services other than those normally provided to the Stores and relating to the sale of merchandise by Merchant in the ordinary course of business and as expressly contemplated by this Agreement, Agent shall be responsible to reimburse Merchant for the actual incremental cost of such services incurred by Merchant as an Expense of the Sale hereunder;

         (d) to establish and implement advertising, signage (including interior and exterior banners), and promotion programs consistent with a "store closing," or similar theme sale, and as otherwise provided in the Approval Order and the Sale Guidelines (including, without limitation, by means of media advertising, A-frame, and similar signage and interior and exterior signs and banners)); provided, however, that prior to the use and placement of any such advertising and signage in connection with the Sale, the content of all such advertising and signage shall be approved by Merchant, upon two (2) business days prior notice of such advertising, which approval shall not be unreasonably withheld or delayed, and which approval shall be deemed to be granted unless otherwise stated by Merchant in writing prior to the expiration of such time period. A copy of any proposed advertisement or signage shall be sent by telecopy to Merchant, Attention: Ms. Kit Spoelstra, Fax No: 517/764-2816;

         (e) to transfer Merchandise between Stores; and

         (f) subject to Section 8.9 hereof, to the extent permitted by applicable state or local laws or regulations, except as may be modified by the Approval Order, Agent may supplement the Merchandise in the Stores with Additional Goods of like kind, quality and mix;

provided however, that the costs and expenses incurred in connection therewith shall be at Agent's expense.

         8.2 Terms of Sales to Customers, Law Compliance.

         (a) Subject to Agent's compliance with applicable law, all sales of Merchandise will be "final sales" and "as is" and all advertisements and sales receipts will reflect the same. Agent shall clearly mark all Merchandise sold at the Stores during the Sale Term so as to distinguish such Merchandise from the Merchandise sold at Merchant's ongoing retail store locations. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers' warranties to customers. All sales will be made only for cash, nationally recognized bank credit cards and, in Agent's discretion, personal checks, provided, however, if Agent determines to accept personal checks, Agent shall bear the risk of loss therefore; provided further however, during the first fourteen (14) days of the Sale Term, Agent shall accept gift certificates, gift cards, etc, as provided for in Section 8.2(b) hereof.

         (b) For the first fourteen (14) days of the Sale Term, Agent shall accept Merchant's gift certificates, gift cards, Merchandise credits, and Merchandise certificates issued by Merchant prior to the Sale Commencement Date. Merchant shall reimburse Agent in cash for such amounts during the weekly sale reconciliation provided for in Section 8.7 hereof.

         (c) Except as may otherwise be provided in the Approval Order, Agent shall comply with all applicable laws and regulations in its conduct of the Sale, including laws and regulations governing the advertising of the Sale, Merchandise pricing and employment. If Agent fails to perform its responsibilities in accordance with this Section 8.2, Agent shall indemnify and hold harmless Merchant from and against any and all costs including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to comply with applicable laws and regulations.

         8.3 Sales Taxes. During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise as indicated on Merchant's point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, "Sales Taxes") shall be added to the sales price of Merchandise and collected by Agent, on Merchant's behalf, and on deposit at Merchant's existing accounts, trust accounts or other accounts, as designated by Merchant. Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Merchant will be given access to the computation of gross receipts for verification of all such Sales Tax collections. Provided Agent performs its responsibilities in accordance with this Section 8.3, Merchant shall indemnify and hold harmless Agent from and against any and all costs, including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which Agent sustains or incurs as a result or consequence of the failure by Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with such taxing authorities all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities. If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant complies with its obligations in accordance with this Section 8.3, Agent shall indemnify and hold harmless Merchant from and against any and all costs including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or, to the extent Agent is required hereunder to prepare reports and other documents, the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

         8.4 Supplies. Agent shall have the right to use all existing supplies necessary to conduct the Sale (e.g., bags, twine, but not gift certificates, rain checks, merchandise credits or the like, but specifically excluding boxes and grograin ribbon) located at the Stores at no charge to Agent. In the event that additional supplies are required in any of the Stores during the Sale, the acquisition of such additional supplies shall be the responsibility of Agent as an Expense; provided, however, that Merchant shall assist Agent in obtaining supplies from Merchant's vendors at Merchant's cost.

         8.5 Returns of Merchandise. Unless requested by Merchant, Agent shall not accept returns of Merchandise sold by Merchant prior to the Sale Commencement Date. In the event that Merchant requests that Agent accept returns of Merchandise, such returned Merchandise shall be included in Merchandise and valued at the Retail Price applicable to such item less the prevailing Sale discount at the time of the return. The aggregate Retail Price of the Merchandise shall be increased by the Retail Price of any returned Merchandise included in Merchandise (determined in accordance with this Section 8.5), and the Guaranteed Amount shall be adjusted accordingly. Merchant shall promptly reimburse Agent in cash for any refunds Agent is required to issue to customers in respect of any returned Merchandise. Returned Merchandise not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, returned to Merchant at the end of the Sale Term. Any increases in the Guaranteed Amount or reimbursements to Agent in connection with returned Merchandise shall be accounted for on a weekly basis, in connection with the weekly reconciliation process.

         8.6 [INTENTIONALLY LEFT BLANK]

         8.7 Sale Reconciliation. On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Expenses, Gross Rings, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (ie. Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent. Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Sale, the written results of which shall be certified by representations of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent.

         8.8 Force Majeure. If any casualty, act of terrorism, or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall, in Agent's discretion, be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) subject to the terms of Section 7.1 above, the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale which is not the subject of insurance proceeds.

         8.9 Augmentation. Subject to obtaining authorization in the Approval Order, Agent may, at Agent's expense, supplement the Merchandise in the Stores with augmented goods, of like kind and quality, as presently in the Stores (the "Augmented Goods"); provided however Agent guarantees a minimum Additional Recovery Amount ("Minimum Additional Recovery Amount") to Merchant in the amount of $100,000, irrespective of whether Agent exercises its election to supplement the Merchandise with Augmented Goods, which Minimum Additional Recovery Amount shall be paid by Agent at the same time as the Initial Guaranty Payment is paid to Merchant; provided further however, the aggregate retail price of the Augmented Goods to be included in the Sale shall not exceed $7,000,000. In consideration for the right to include the Augmented Goods in the Sale, Agent shall pay to Merchant ten percent (10%) of the gross proceeds of the sale of the Augmented Goods less sales taxes (the "Additional Recovery Amount"). Sales of Augmented Goods shall be run through Merchant's cash register systems, provided however, Agent shall mark the Augmented Goods using either a "dummy" SKU or department number, so as to distinguish the sale of Augmented Goods from the sale of Merchandise. The Merchant and Agent intend that the transactions relating to the Augmented Goods are, and shall be construed as, a true consignment from Agent to the Merchant in all respects and not a consignment for security purposes. At all times and for all purposes the Augmented Goods and their proceeds shall be the exclusive property of Agent, and, other than Merchant's claim with respect to the Additional Recovery Amount, no other person or entity shall have any claim against any of the Augmented Goods or their proceeds. The Augmented Goods shall at all times remain subject to the exclusive control of Agent. Merchant shall, at Agent's expense, insure the Augmented Goods and, if required, promptly file any proofs of loss with regard to same with Merchant's insurers. Subject to Section 3.3 hereof, any Additional Recovery Amount shall be paid by Agent to Merchant weekly as part of the Sale reconciliation provided for under Section 8.6 hereof.

      Section 9. Employee Matters.

         9.1 Merchant's Employees. Subject to the terms of any collective bargaining agreement or employment contract, and with due regard to Merchant's past practices, policies and procedures relating to the employment of its employees, Agent may use Merchant's Store-level employees in the conduct of the Sale to the extent Agent, in consultation with Merchant, deems expedient, and Agent consultation with Merchant, may select and schedule the number and type of Merchant's employees required for the Sale. Agent shall identify any such employees to be used in connection with the Sale (each such employee, a "Retained Employee") prior to the Sale Commencement Date. In consultation with Merchant, Agent shall identify any employees who will not be used in connection with the Sale prior to the Sale Commencement Date. Employees will be selected by seniority and status where possible or where required by the terms of any collective bargaining agreement. Agent acknowledges that the selection and scheduling of Retained Employees and the decision to cease using Retained Employees in connection with the Sale shall be made with due regard to, but Agent shall not be obligated to comply with, Merchant's desire to minimize severance and termination costs to Merchant and to the extent reasonably possible shall be made so as not to interrupt any statutory working notice, provided that Agent's ability to terminate the Sale at any Sale Store under the terms of this Agreement shall not be impaired thereby. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that, except to the extent that wages, vacation pay and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent's actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant's obligations relating to any of Merchant's employees including, without limitation, Excluded Benefits, termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without Agent's prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of its employees in anticipation of the Sale or prior to the Sale Termination Date. Merchant has not terminated and shall not during the Sale Term terminate any employee benefits or benefit programs. It is understood and agreed that Agent's on-site supervisors shall not be employees of Merchant under any circumstances.

         9.2 Termination of Employees. Agent may in its discretion stop using any Retained Employee at any time during the Sale. In the event of Agent's termination of the services of any Retained Employee, Agent will provide written notice to Merchant at least seven (7) days prior thereto, except for a termination of services "for cause" (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such termination. Upon delivery to Merchant of a notice of termination of services of a Retained Employee, then Agent's obligations with respect to such Retained Employee terminate on the effective date of such notice of termination, as provided for herein; provided however, although such Retained Employee will no longer be used in connection with the Sale, Merchant shall have the responsibility for terminating the employment of such Retained Employee or alternatively, if Merchant' so elects, transferring such terminated Retained Employee to one of the Remaining Stores. From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except "for cause" without Agent's prior consent (which consent shall not be unreasonably withheld). Notwithstanding any other provision hereof, Agent will indemnify Merchant with respect to any claims by Retained Employees arising from Agent's treatment of such Retained Employees. Agent acknowledges that Merchant will be providing WARN Act notice of termination or lay-off to all or certain of its employees, but shall do so in consultation with Agent.

         9.3 Payroll Matters. During the Sale Term, Merchant shall process and pay the base payroll and all related payroll taxes, worker's compensation, employment and unemployment insurance, and benefits for all Retained Employees in accordance with its usual and customary procedures. Any additional personnel hired by Agent for the Sale shall not be deemed to be employees of Merchant, nor shall Merchant be obligated to process the payroll therefor or offer benefits to said additional personnel.

         9.4 Employee Retention Bonuses. Agent shall pay, as an Expense, retention bonuses ("Retention Bonuses") (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable), up to a maximum of 10% of base payroll, to certain Retained Employees who do not voluntarily leave employment and are not terminated "for cause". The amount of such Retention Bonuses, which will be payable within thirty (30) days after the Sale Termination Date, shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant's payroll system. Agent shall provide Merchant with a copy of Agent's Retention Bonus plan within two (2) business days after the Sale Commencement Date. Agent shall not utilize the Retention Bonus as a mechanism to incentivize Retained Employees to act contrary to Merchant's best interests.

      Section 10. Conditions Precedent. The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

         (a) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

         (b) On or before February 1, 2002, the Court shall have entered an order in substantially the form of Exhibit 10 attached hereto (the "Approval Order"): (i) approving this Agreement in its entirety, (ii) authorizing the conduct of the Sale pursuant to the terms of this Agreement, (A) notwithstanding any state or local law or regulation otherwise governing or purporting to govern the licensing and conduct of the Sale, (B) notwithstanding the provision in any lease, mortgage, or other occupancy agreement that purport to limit, govern or restrict the conduct of the Sale, and (C) without the necessity of obtaining any third party consents, (iii) requiring that any liens granted by Merchant to its lender or any other party shall not encumber the Merchandise or Proceeds, but shall instead attach only to the Guaranteed Amount, Recovery Amount, and Merchant's entitlement to be reimbursed for Expenses paid directly by Merchant, (iv) granting Agent, subject to Agent's obligations to pay the Guaranteed Amount, the Recovery Amount and Expenses, a valid, duly perfected first priority lien and security interest in the Merchandise and any Proceeds to which Agent is entitled in accordance with the terms of this Agreement; (v) authorizing Agent to supplement the Merchandise in the Stores with Augmented Goods; (vi) which Approval Order shall not have been vacated or stayed.

      Section 11. Representations, Warranties and Covenants.

         11.1 Merchant's Representations, Warranties and Covenants. Merchant hereby represents, warrants and covenants in favor of Agent as follows:

         (a) Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and
(iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

         (b) Subject to the issuance and entry of the Approval Order, Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the "Agency Documents") and to perform fully its obligations thereunder. Subject to the issuance and entry of the Approval Order, Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval on the part of Merchant is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Subject to the issuance and entry of the Approval Order, each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms. Subject to the issuance and entry of the Approval Order, no court order or decree of any federal, state, local, or provincial governmental authority or regulatory body is in effect that would prevent or materially impair, or is required for the Merchant's consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor, other than as shall be obtained prior to the Sale Commencement Date, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder. Other than for any consent as shall be obtained prior to the Sale Commencement Date, and those contracts or agreements identified by Merchant to Agent on or prior to the Sale Commencement Date, if any, no contract or other agreement to which the Merchant is a party or by which the Merchant is otherwise bound will prevent or materially impair the consummation of the Sale and the other transactions contemplated by this Agreement.

         (c) Merchant owns and will own at all times during the Sale Term, good and marketable title to all of the Merchandise free and clear of all liens, claims and encumbrances of any nature. Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds, except for such pre-existing liens and security interests as shall have been disclosed by Merchant to Agent and identified in Exhibit 11.1(c) hereof.

         (d) Except as previously disclosed to Agent, Merchant has not since January 1, 2002, and shall not up to the Sale Commencement Date, marked up or raised the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business and except for the effects of the termination of promotional events; provided however, Agent acknowledges that commencing on January 22, 2002, Merchant took permanent markdowns on certain items of merchandise in the Stores, and similar merchandise in the remaining stores, that were previously subject to POS promotional activity.

         (e) All Merchandise is in material compliance with all applicable federal, state or local product safety laws, rules and standards. Merchant shall provide Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date.

         (f) Subject to entry of the Approval Order, Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores to the extent Merchant is entitled to use the same, and the services provided at the Stores to the extent Merchant is entitled to such services. Merchant shall throughout the Sale Term maintain in a manner consistent with its customary and historic practices, at its sole expense (except as otherwise provided herein), all cash registers, heating systems, air conditioning systems, elevators, escalators, alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores or, if applicable, use reasonable efforts to cause any applicable landlord to comply with its obligations under applicable lease and occupancy agreements with respect to any such matter.

         (g) Since January 1, 2002, Merchant had paid and will continue to pay throughout the Sale Term to the extent authorized by the Bankruptcy Court, all self-insured or Merchant funded employee benefit programs for Store employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

         (h) To the extent previously ordered inventory was delivered by the respective vendors to Merchant, Merchant delivered the allocable portion of such received inventory to the Stores in the normal course of business. However, on January 17, 2002, Merchant ceased issuing new orders (both purchase orders and automatic replenishment requests) for inventory to be delivered to the Stores and as of on or about that date no further shipments of inventory were or will be accepted at the Stores.

         (i) The aggregate Retail Price of the Merchandise shall be no less than $22,500,000 (the "Merchandise Threshold"); provided however, in the event Merchant exercises its Removed Goods Option, then the aggregate Retail Price of the Merchandise shall be reduced by an amount equal to the aggregate Retail Price of the goods that were the subject of Merchant' Removed Goods Election Notice (the "Adjusted Merchandise Threshold"). In the event that there is a deviation from the forgoing thresholds, the Guaranteed Amount shall be adjusted in accordance with Exhibit 11.1(i), as and where applicable. In lieu of the foregoing adjustment to the Guaranteed Amount, Merchant may, at its election, transfer into the Stores additional goods reasonably acceptable to Agent with respect to mix, balance, quality, pricing and margin, at Merchant's expense, in a commercially reasonable manner, to meet the minimum threshold (the "Transferred Goods") which Transferred Goods shall be included as Merchandise; provided however, within 24 hours of the completion of the Inventory Taking in the Stores, Agent shall provide Merchant with written notice designating the Store locations to which Merchant shall ship such Transferred Goods (the "Transferred Goods Designation").

         (j) Subject to Merchant's Removed Goods Option and Additional Goods Option, since January 1, 2002 and through the Sale Commencement Date, Merchant has not transferred and shall not transfer goods to or from the Stores, other than in the ordinary course of business.

         (k) The Additional Goods have been properly marked down (whether through a permanent mark down or POS activity) in accordance with Merchant's historical practices at this time of year and are priced (inclusive of any POS discounts) in accordance with the manner in which such goods were priced in Merchant's remaining stores since December 26, 2001.

         11.2 Agent's Representations, Warranties and Covenants. Agent hereby represents, warrants and covenants in favor of Merchant as follows:

         (a) Agent: (i) is a corporation or limited liability company, as the case may be, duly and validly existing and in good standing under the laws of the State of its organization; (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be duly authorized and qualified as a foreign company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

         (b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by the Agent and, constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms. No court order or decree of any federal, provincial, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent's consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor other than as provided herein. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

         (c) No action, arbitration, suit, notice, or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent's knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon Agent's ability to perform its obligations under this Agreement.

         (d) Except as may be otherwise provided in the Approval Order, the Sale shall be conducted in compliance with all applicable federal, state, and local laws, rules and regulations.

      Section 12. Insurance.

         12.1 Merchant's Liability Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant's operation of the Stores, and shall cause Agent to be named an additional named insured with respect to all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts to the extent said claim arises from or relates to the alleged acts or omissions of Merchant or its employees, agents (other than Agent's employees), or independent contractors (other than Agent and independent contractors hired by Agent in conjunction with the Sale).

         12.2 Merchant's Casualty Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the cost value thereof. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise (net of any deductible) shall constitute Proceeds. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date or the Extended Sale Termination Date, as the case may be, without Agent's prior written consent.

         12.3 Worker's Compensation Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, worker's compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of its insurance broker or carrier evidencing such insurance.

         12.4 Agent's Insurance. Agent shall maintain at Agent's cost and expense throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent's agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies. Exhibit 12.4 attached hereto contains a description of all such policies. Prior to the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonable satisfactory to Merchant. In the event of a claim under such policies Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, to the extent said claim arises from or relates to the alleged acts or omissions of Agent or Agent's employees, agents or independent contractors).

         12.5 Risk of Loss.

         Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant's employees located at the Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant's obligations or liabilities with respect to any of the foregoing. Agent shall not be deemed to be a successor employer. Merchant and Agent agree that, subject to the terms of this Agreement, Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during and after the Sale Term, except to the extent any such claim arises directly from the acts or omissions of Agent, or its supervisors, agents, independent contractors, or employees located at the Stores (an "Agent Claim"). In the event of any liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant's liability insurance carrier in accordance with Merchant's policies and procedures existing immediately prior to the Sale Commencement Date, and shall provide a copy of the initial documentation relating to such claim to Agent at the address listed in this Agreement. To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide copies of the initial documentation relating to such claim to Merchant. In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party to the foregoing address.

      Section 13. Indemnification.

         13.1 Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, "Agent Indemnified Parties") harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, asserted directly or indirectly against Agent resulting from, or related to:

         (a) Merchant's material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

         (b) subject to Agent's performance and compliance with its obligations pursuant to Sections 4.1(b) and 4.1(c) and Section 9 hereof, any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term or other claims asserted against Agent by Merchant's employees resulting from Merchant's (and not Agent's) treatment of its employees;

         (c) subject to Agent's compliance with its obligations under Section
8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

         (d) the gross negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents (other than Agent) or representatives.

         13.2 Agent Indemnification. Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, asserted directly or indirectly against, Merchant resulting from, or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of the Agent):

         (a) Agent's material breach of or failure to comply with any local, state, or federal laws or regulations, or any of its agreements, covenants, representations or warranties contained in any Agency Document;

         (b) any harassment, discrimination or violation of any laws or regulations or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its employees, agents, independent contractors or other officers, directors or representatives of Agent;

         (c) any claims by any party engaged by Agent as an employee or independent contractor arising out of such engagement;

         (d) any Agent Claims; and

         (e) the negligence or willful misconduct of Agent or any of its officer, directors, employees, agents or representatives.

      Section 14. Defaults. The following shall constitute "Events of Default" hereunder:

         (a) Merchant's or Agent's failure to perform any of their respective material obligations hereunder, which failure shall continue uncured seven (7) days after receipt of written notice thereof to the defaulting party; or

         (b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made or at any time and throughout the Sale Term; or

         (c) The Sale is terminated or materially interrupted or impaired at any Store for any reason other than (i) an Event of Default by Agent, or (ii) any other material breach or action by Agent not authorized hereunder.

         In the event of an Event of Default, the non-defaulting party may, in its discretion, elect to terminate this Agreement upon seven (7) business days' written notice to the other party and pursue any and all rights and remedies and damages resulting from such default hereunder.

      Section 15. Fixtures. With respect to the FF&E owned by Merchant and located at the Stores, other than the Toledo, Ohio Store (which Merchant will dispose of in a separate transaction), at Merchant's sole option, exercisable by Merchant in writing on an individual Store by Store basis within ten (10) days after the Sale Commencement Date, Agent shall, at Merchant's election ("FF&E Election"), sell the FF&E in any such Store; provided however, Merchant, with the consent of the Lenders, shall have the right to designate certain

FF&E located at any of the Stores that Merchant does not elect to have Agent sell. In the event Merchant exercises the FF&E Election with respect to the FF&E in any Store(s), Agent be entitled to receive a commission equal to twenty-five percent (25%) of the net proceeds from the sale of such FF&E; provided however Merchant shall be responsible for payment of expenses incurred in connection with the disposition of the FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent; provided further however, Merchant may elect to receive, in lieu of proceeds net of expenses and Agent's commission, a lump sum payment, on a per Store basis, in an amount to be agreed upon between Merchant, in consultation with the Lenders, and Agent, in which case all costs and expenses associated with the disposition thereof shall be borne by Agent. In either event, as of the Sale Termination Date, Agent may abandon in place in a neat and orderly manner any unsold FF&E at the Stores.

      Section 16. Miscellaneous.

         16.1 Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

            If to the Merchant:     JACOBSON STORES, INC.
                                    3333 Sargent Road
                                    Jackson, MI 49201
                                    Attn: Carol Williams
                                    Tel:  517/764-6400
                                    Fax:  517/764-7983


            with a copy to:         TRAUB, BONACQUIST & FOX LLP
                                    655 Third Avenue
                                    New York, NY 10017
                                    Attn:  Paul Traub
                                    Tel:  (212) 476-4770
                                    Fax:  (212) 476-4787

                                     - and-

                                    HONIGMAN MILLER SCHWARTZ
                                    AND COHN LLP
                                    2290 First National Building
                                    660 Woodward Avenue
                                    Detroit, MI 48226
                                    Attn: Sheryl Toby
                                    Tel:  313/465-7582

                                    Fax:  313/465-7443

                                    KRONISH LIEB WEINER & HELLMAN LLP
                                    1114 Avenue of the Americas
                                    New York, New York 10036
                                    Attn: Robert A. Boghosian.
                                    Tel:  212/479-6118
                                    Fax:  212/479-6275

            If to Agent:            THE OZER GROUP LLC
                                    Hillside Office Building
                                    75 Second Avenue
                                    Needham, MA  02494-2800
                                    Attn: David Peress
                                    Fax:  781/707-4201

            With a copy to:         PEPPER HAMILTON LLP
                                    100 Renaissance Center - Suite 3600
                                    Detroit, MI 48243-1157
                                    Attn: I. William Cohen
                                    Tel:  313/393-7341
                                    Fax:  313/7393-7449


         16.2 Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof. The parties hereto agree that the Bankruptcy Court shall retain jurisdiction to hear and finally determine any disputes arising from or under this Agreement, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such court with respect to any such action or proceeding and to service of process by certified mail, return receipt requested to the address listed above for each party.

         16.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

         16.4 Amendments. This Agreement may not be modified except in a written instrument executed by each of the parties hereto.

         16.5 No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

         16.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, including, but not limited to, any chapter 11 or chapter 7 trustee. Merchant and Agent may not assign their respective obligations under this Agreement; provided however, it is understood that Merchant and/or Agent may assign their respective rights under this Agreement to their respect lenders.

         16.7 Execution in Counterparts. This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

         16.8 Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

         16.9 Survival. All representations, warranties, covenants and agreements made herein, by the parties hereto, shall be continuing, shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

         16.10 Reporting. If requested by Merchant, Agent shall prepare weekly reports including, without limitation, reports that comply with the Merchant's current weekly cash reporting to its central office, reflecting the progress of the Sale which shall specify the Proceeds received to date. The Agent will maintain and provide to Merchant sales records to permit calculation of and compliance with any percentage rent obligations under Stores leases. During the course of the Sale, Merchant shall have the right to have representatives continually act as observers of the Sale in the Stores so long as they do not interfere with the conduct of the Sale.

         16.11 Termination. This Agreement shall remain in full force and effect until the first to occur of: (i) receipt by Merchant or Agent, as the case may be, of written notice from Merchant or Agent, as the case may be, or that any of the conditions specified in Section 10 hereof have not been satisfied; or (ii) the expiration of the Sale Term and completion and certification by Merchant and Agent of the final Sale reconciliation pursuant to Section 8.7 above. Notwithstanding the foregoing, the representations and warranties of Merchant and Agent contained herein and the provisions of Section 11 above and the indemnification obligations contained in Sections 13.1 and 13.2 shall survive the termination of this Agreement pursuant to this Section 16.11.

         16.12 Bidding Procedures/Bankruptcy Matters. In consideration of Agent conducting its due diligence and entering into this Agreement, which serves as a base by which other offers may be measured and is subject to higher and better offers by way of a bidding process, all subject to the approval of the Court and as more fully set forth in the motion to approve this Agreement, Merchant agrees to pay Agent from the proceeds of the offer received from the successful bidder (to the extent that Agent is not the successful bidder) a break-up fee in the amount of $50,000 ("Break-Up Fee"). Notwithstanding the foregoing, the Agent's obligations hereunder are not contingent upon the Court approving the foregoing Break-Up Fee. In addition, any procedures for solicitation of higher and better offers to act as Agent hereunder, shall require that such competing bids provide for a Guaranteed Amount of at least .5% above the Guaranteed Percentage set forth herein. Subsequent bids shall be increased by increments of at least .1% over the immediately preceding bid.

         16.13 Security Interest. Upon payment of the Initial Guaranty Payment to Merchant and the issuance of the Guaranty L/C and the Expense L/C in favor of Merchant and in consideration of the Agent's payment of the Guaranteed Amount, the Recovery Amount, if any, the Additional Recovery Amount, if any, and Expenses, and the provision of services hereunder to Merchant, Merchant hereby grants to Agent a first priority security interest in and lien upon the Merchandise and the Proceeds to secure all obligations of Merchant to Agent hereunder. Until the payment of the Guaranteed Amount in full, the security interest granted to Agent hereunder shall remain junior to the security interest of Merchant's secured pre-petition and post-petition lenders, to the extent of the unpaid portion of the Guaranteed Amount. Upon entry of the Approval Order and payment of the Initial Guaranteed Payment and the issuance of the Guaranty L/C and the Expense L/C, the security interest granted to Agent hereunder shall be deemed properly perfected without the need for further filings or documentation. Agent further agrees that in the event Agent fails to pay Merchant any portion of the Guaranteed Amount, Expenses, the Recovery Amount, the Additional Recovery Amount, or any other undisputed amounts due Merchant under this Agreement, and such failure shall continue for five (5) days after written notice by Merchant to Agent, then the security interest granted to Agent hereunder shall be deemed released in an amount equal to such unpaid amounts, provided however, the balance of Agent's security interest shall remain in full force and effect.

         IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.

                              JACOBSONS STORES, INC.

                              By:  /s/Carol Williams
                                  --------------------------------
                              Name:   Carol Williams
                              Title:  President/CEO

                              THE OZER GROUP LLC

                              By:    /s/David Peress
                                   -----------------------
                              Name:     David Peress
                              Title:    Managing Director

CONSENTED AND AGREED TO
AS TO SECTIONS 3.3(c), 3.3(d)(ii) and 16.13
BY FLEET RETAIL FINANCE, INC. on
Behalf of itself and as agent for the Consortium of Merchant's Secured Lenders

By:   /s/D. M. Murray
    -----------------------
Name:    D. M. Murray
Title:   Managing Director